Chuy’s Holdings, Inc. Announces First Quarter 2015 Financial Results

AUSTIN, Texas, May 4, 2015 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 29, 2015.
Highlights for the first quarter ended March 29, 2015 were as follows:

•	Revenue increased 19.4% to $66.8 million from $56.0 million in the first quarter of 2014.

•
Comparable restaurant sales increased 1.9% as compared to the same period in 2014, the 19th consecutive quarter of comparable restaurant sales growth. Comparable restaurant sales were negatively impacted by approximately 2.0% as a result of unfavorable weather during the quarter.

•	Net income increased 22.9% to $3.2 million, or $0.19 per diluted share, from $2.6 million, or $0.16 per diluted share.

•	Restaurant-level EBITDA(1) increased 25.7% to $12.8 million from $10.2 million in the first quarter of last year.

•	Three new restaurants opened during the first quarter of 2015.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We delivered a solid start to 2015 by generating increases of 19.4% in our top line and 18.8% in our diluted EPS during the first quarter. We also experienced our 19th consecutive quarter of comparable restaurant sales growth during the quarter despite unfavorable weather effecting most of our Southeast and Texas markets. Our results demonstrated the strength of our brand as we differentiate ourselves through our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere.”
Hislop concluded, “We are pleased with the progress of our development plan thus far with three openings during the quarter and one additional opening subsequent to the end of the quarter. Not only are we on track to open between 10 to 11 new restaurants this year, our 2016 plan is also shaping up nicely as we continue to focus on growing our footprint in larger, denser markets where we believe we can achieve high unit volumes and attractive unit level returns, while at the same time “backfilling” our smaller existing markets to continue to build brand awareness.”

First Quarter 2015 Financial Results
Revenue increased $10.9 million, or 19.4%, to $66.8 million in the first quarter of 2015 compared to the first quarter of 2014. The increase was primarily driven by $10.4 million in incremental revenue from an additional 142 operating weeks provided by 14 new restaurants opened during and subsequent to the first quarter of 2014. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 1.9% in the first quarter of 2015 as compared to the same period in 2014. Comparable restaurant sales were negatively impacted by approximately 2.0% as a result of higher than normal inclement weather days throughout Texas, Oklahoma and the Southeast. The increase in comparable sales was driven by a 3.3% increase in average check offset by a 1.4% decrease in average weekly customers. The comparable restaurant base consisted of 44 restaurants during the first quarter of 2015.
Total restaurant operating costs as a percentage of revenue decreased to 80.9% in the first quarter of 2015 from 81.9% in the first quarter of 2014. This decrease was driven primarily by the impact of lower food costs as a percentage of revenue, particularly grocery, dairy and produce costs and lower labor costs as a percentage of revenue related to increased efficiencies gained from internal initiatives. The decrease was partially offset by higher insurance and occupancy costs.
Net income for the first quarter of 2015 was $3.2 million, or $0.19 per diluted share, compared to $2.6 million, or $0.16 per diluted share, in the first quarter of 2014.
Development Update
During the first quarter, three new Chuy’s restaurants were opened — Southlake, Texas; Orlando, Florida; and Little Rock, Arkansas. Subsequent to the end of the first quarter, one additional Chuy’s restaurant was opened in Dayton, Ohio.

2015 Outlook
The Company has revised its fiscal year 2015 guidance and now expects its diluted net income per share to range from $0.76 to $0.79 versus a previous range of $0.74 to $0.77. The net income guidance for fiscal year 2015 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.50% for the remainder of the year;

•	Restaurant pre-opening expenses of approximately $4.2 million to $4.7 million;

•	General and administrative expense of approximately $14.8 million to $15.3 million (versus a range of approximately $14.5 million to $15.0 million previously);

•	An effective tax rate of approximately 28% to 30%;

•	The opening of 10 to 11 new restaurants;

•	Capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2015 today at 4:30 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-289-0463 or for international callers by dialing 913-312-0698. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7889291. The replay will be available until Monday, May 11, 2015. The conference call will also be webcast live from the Company’s corporate website at Chuys.com under the investors section. An archive of the webcast will be available through the corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 63 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2015 guidance and the related assumptions, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 29, 2015	March 30, 2014
Revenue	$66,829	$55,951

Costs and expenses:
Cost of sales	17,544	15,528
Labor	22,146	18,710
Operating	9,331	7,561
Occupancy	4,480	3,554
General and administrative	4,084	2,923
Marketing	535	422
Restaurant pre-opening	1,108	1,155
Depreciation and amortization	2,998	2,316
Total costs and expenses	62,226	52,169
Income from operations	4,603	3,782
Interest expense	47	22
Income before income taxes	4,556	3,760
Income tax expense	1,321	1,128
Net income	$3,235	$2,632

Net income per common share:
Basic	$0.20	$0.16
Diluted	$0.19	$0.16

Weighted-average shares outstanding:
Basic	16,449,682	16,397,629
Diluted	16,689,562	16,712,418

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	March 29, 2015	December 28, 2014
Cash and cash equivalents	$6,779	$3,815
Total assets	182,436	179,212
Long-term debt	8,500	8,750
Total stockholders’ equity	121,708	118,188

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, which represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance and compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

The following table includes a reconciliation of net income to restaurant-level EBITDA (dollars in thousands):

	Thirteen Weeks Ended
	March 29, 2015	March 30, 2014

Net income as reported	$3,235	$2,632
Income tax provision	1,321	1,128
Interest expense	47	22
General and administrative	4,084	2,923
Restaurant pre-opening expenses	1,108	1,155
Depreciation and amortization	2,998	2,316
Restaurant-level EBITDA	$12,793	$10,176

Restaurant-level EBITDA margin (1)	19.1%	18.2%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com